DIRECT DELIVER ADDENDUM TO NON-CUSTODIAL SECURITIES LENDING AGREEMENT

Brighthouse Funds Trust I and Brighthouse Funds Trust II

One Financial Center

21st Floor

Boston, MA 02111

(the “Lender”)

August 23, 2018

Dear Sir or Madam,

Direct Deliver Addendum (this “Addendum”) to Non-Custodial Securities Lending Agreement dated September 8,2016 (the “SLA”) between the lender and JPMorgan Chase Bank, N.A. (“J.P. Morgan”)

Background

The purpose of this Addendum is to confirm the arrangements that have been made to support direct delivery of certain Securities in the Lending Accounts from Custodian to Borrower.

It is hereby agreed as follows:

Capitalized terms not defined herein shall have the same meaning as in the SLA.

The provisions of this Addendum shall only apply to Loans of Securities where Custodian directly delivers such Securities to Borrower (“Direct Deliver Loans”).

(1)	Direct Deliver loan

(a)	At the inception of a Direct Deliver Loan, J.P. Morgan shall advise Custodian of the date on which delivery of the applicable Securities is to be made by Custodian to Borrower.

(b)	If a Direct Deliver Loan is being terminated, J.P. Morgan shall instruct Borrower to return the applicable Securities to Custodian.

(c)

Lender acknowledges that J.P. Morgan shall not be held liable for any Liabilities arising from Custodian’s (i) failure to or delay in delivery of Securities to Borrower or Lender or (ii) failure or delay to act or omit to act in accordance with J.P. Morgan’s instructions provided that J.P. Morgan gave such instructions to Custodian in accordance with the terms of the SLA.

(2)	Distributions

(a)

Lender hereby acknowledges that Distributions with respect to Securities directly delivered by Custodian to Borrower shall be processed in accordance with the market practice from time to time in force in the market of the relevant Direct Deliver Loan as follows:

(i) if the market of the Direct Deliver Loan is a tracked market, cash Distributions shall be automatically settled by the relevant Securities Depository against Borrower and transferred directly to Custodian by such Securities Depository. In such case, notwithstanding anything to the contrary in the SLA, J.P. Morgan shall be under no obligation to forward Distributions with respect to such Securities to Custodian.

(ii) if the market of the Direct Deliver Loan is not a tracked market, cash Distributions shall be either: (x) forwarded directly to Custodian by Borrower upon instructions from J.P. Morgan (in such case, notwithstanding anything to the contrary in the SLA, J.P. Morgan shall be under no obligation to forward Distributions with respect to such Securities to Custodian); or (y) paid by J.P. Morgan to Custodian in accordance with the terms of the SLA.

(b)

Lender hereby further acknowledges that, with respect to the payment of sufficient subscription funds In relation to corporate action events, J.P. Morgan shall instruct Custodian to pay such subscription funds to either J.P. Morgan or Borrower (depending on applicable market practice).

(3)	Operating Procedures

Lender agrees that it shall direct Custodian to cooperate with J.P. Morgan to amend the Operating Procedures to facilitate Direct Deliver Loans.

(4)	Tax Relief Services

Lender acknowledges that tax relief services available under the SLA shall not apply to any Direct Deliver loan.

(5)	Continuance of the SLA

The parties acknowledge that, unless modified by the terms of this Addendum or where the context otherwise requires, the terms of the SLA shall continue to apply to the securities lending services provided by J.P. Morgan to Lender.

(6)	Representations and Warranties

The representations and warranties in the SLA are deemed to be repeated by each party hereto as of the date hereof, save that references to “this Agreement” shall be read as references to this Addendum.

(7)	Termination

Lender or J.P. Morgan may terminate this Addendum immediately by delivery of notice to the other party. This Addendum shall automatically terminate upon termination of the SLA. Notwithstanding any such notice or termination, this Addendum shall continue in full force and effect with respect to all Direct Deliver Loans outstanding on the termination date, which Direct Deliver Loans shall, however, be terminated as soon as reasonably practicable.

(8)	Governing law

This Addendum shall be governed by and construed in accordance with the laws of the State of New York, and the parties hereto irrevocably submit to the exclusive jurisdiction of the State and Federal courts of the State of New York.

Please acknowledge receipt of this Addendum and agreement to the terms herein by signing and returning the attached duplicate of this Addendum.

Yours faithfully

JPMorgan Chase Bank, N.A.

/s/ Joseph Ruggerio
Name:	Joseph Ruggerio
Title:	Executive Director

Acknowledged by:

Brighthouse Funds Trust I and Brighthouse Funds Trust II

/s/ Alan Otis
Name:	Alan Otis
Title:	Treasurer